Exhibit 10.1

DESCRIPTION OF COMPENSATION PAYABLE TO NONEMPLOYEE DIRECTORS

Upon the recommendation of the Corporate Governance and Public Policy Committee of the Board of Directors of Lexmark International, Inc., on February 23, 2006, the Board approved the compensation payable to each eligible nonemployee director of the Board with respect to his/her service on the Board for 2006. The following table sets forth the compensation for eligible nonemployee directors for 2006. Other than with respect to a change in the Initial Award granted to eligible nonemployee directors upon joining the Board from an award of stock options with a face value of $600,000 to an award of restricted stock units with a face value of $150,000, the compensation for 2006 will remain the same as in 2005. The Initial Award of restricted stock units will vest in whole on the sixth anniversary of the eligible nonemployee director joining the Board and will settle upon termination of his/her status as a Board member.

●	Annual retainer	$ 40,000
●	Board meeting attendance fee	2,500
●	Committee chair retainer fees: ° Finance and Audit Committee ° Other Committees	10,000 6,500
●	Committee meeting attendance fees: ° Finance and Audit Committee ° Other Committees	2,500 2,000
●	Telephonic meeting attendance fee	750
●	Initial Equity Award - Restricted Stock Units (face value)	150,000
●	Annual Equity Award - Stock Options (face value)	250,000

Pursuant to the terms of the Lexmark International, Inc. 2005 Nonemployee Director Stock Plan, each eligible nonemployee director may defer his or her retainer and/or meeting fees into deferred stock units based on the fair market value of Lexmark Class A Common Stock on the date of deferral. The deferred stock units are eligible for settlement initially on June 30th in the fifth year following the date of grant.